Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

Amedisys Issues Statement in Response to Senate Inquiry

BATON ROUGE, Louisiana (May 13, 2010) - Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health and hospice companies, issued the following statement in response to a letter of inquiry received on May 12, 2010, from the Senate Committee on Finance.

“We will cooperate with the Committee’s inquiry. We also look forward to discussing with the Senators the many benefits and advantages home health care provides for the millions of Americans our industry serves,” said William F. Borne, Amedisys chief executive officer.

The letter of inquiry received from Senators Grassley and Baucus references an article published recently in The Wall Street Journal. The article told an incomplete story about the value of home health to patients, their families, and the overall healthcare system.

Home healthcare is an important part of the solution to ensuring that patients who have chronic, complex medical needs and their families receive a high level of care and support.

Amedisys provides home care to more than 35,000 elderly patients every day. We are proud to be an organization that leads by putting our patients first and are proud of the work we do on their behalf.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Our common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Our company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation and Nominating and Governance Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Additional information on the Company can be found at:

www.amedisys.com

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